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                     July 25, 2022

       Dale Lynch
       Chief Financial Officer
       Marketwise, Inc.
       1125 N. Charles Street
       Baltimore, Maryland 21201

                                                        Re: Marketwise, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-39405

       Dear Mr. Lynch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology